EXHIBIT 10.2

MASTER CONSULTING AGREEMENT

Albert J. Robichaud, Ph.D.

Dear Dr. Robichaud:

Sage Therapeutics, Inc. (“Sage”) would like to engage you to provide services commencing on

September 15, 2023 (the “Effective Date”), under the following terms and conditions (the “Agreement”):

1. Description of Services. You will act as an independent consultant to Sage and use your best efforts to provide Services requested by Sage (the “Services”) and as described in a statement of work (a "Statement of Work”) to be signed by you and Sage before any Services are provided. Each Statement of Work will include the information relating to the specific Services outlined in the sample Statement of Work attached as Exhibit A. The provisions of this Agreement take precedence over any contrary or inconsistent provisions appearing in or referenced in each Statement of Work.

2. Contract Term and Termination. This Agreement will commence on the Effective Date for a period of one (1) year, subject to renewal for subsequent one-year terms upon mutual written agreement of the Parties (the “Term”), unless earlier terminated by either party upon fifteen (15) days’ prior written notice or upon breach by the other party. Upon termination, you shall (i) immediately stop performing the Services as set forth in the termination notice, (ii) deliver all Work Product (as defined below) relating to such Statement of Work, (iii) take all reasonable steps to minimize costs relating to such termination, and (iv) promptly return all Confidential Information (as defined below) to Sage. Sage shall pay for Services rendered through the date of termination. Notwithstanding the foregoing, and for the avoidance of doubt, the Agreement shall terminate, effective immediately, if you fail to timely sign the Separation Agreement to which this Agreement is attached, or rescind the Separation Agreement within seven (7) days after signing it as set forth in the Separation Agreement and you shall be entitled only to pay for Services rendered through the date of termination of this Agreement, and no further payments or benefits of any kind will be due.

3. Payment of Fees and Expenses. Sage shall pay you for Services rendered by you as follows, as applicable and as set forth in the relevant Statement of Work (i) for general consulting Services, at the rate of $500/hour; (ii) for advisory board consulting Services, at the rate of $375/hour; and (iii) for speaking services, at the hourly rate set forth in the relevant Statement of Work, in each case not to exceed the amounts described on the relevant Statement of Work. You acknowledge and agree that the fees to be paid to you represent fair market value for Services rendered. This Agreement shall not be construed under any circumstances as an inducement or reward for you to promote, recommend, or use any products manufactured or distributed by Sage except as set forth in this Agreement or Exhibit A.

4. Safety Information Reporting. If, during the performance of the Services you receive notice or become aware of any Safety Information (as defined in Exhibit B) about a Sage product, you must comply with the safety reporting requirements set forth in Exhibit B.

5. Product Complaints. If, during the performance of the Services under this Agreement, you become aware of any Product Complaint (as defined below) of a Sage Product, you shall report such to Sage as soon as reasonably possible but in no event later than one (1) business day to ProductComplaints@sagerx.com. For purposes of this Agreement, “Product Complaint” is defined as any written, electronic, or verbal expression of dissatisfaction regarding the identity, quality, reliability, safety, purity, potency, effectiveness or performance (as applicable for marketed products) of a Sage product after it is released for distribution.

6. Performance of Services; Compliance with Laws. You represent and warrant that you will render Services in a professional manner and in compliance with all applicable laws, rules and regulations, as amended from time to time, and all professional standards applicable to the Services, including but not limited to the Anti-Kickback Statute, the Food, Drug and Cosmetic Act, and relevant regulations, including U.S. Food and Drug Administration (“FDA”) promotional guidelines, the provisions of applicable federal and state transparency and disclosure laws, all national and trans-national anti-bribery and anti-corruptions laws, applicable privacy laws, and the PhRMA Code on Interactions with Healthcare Professionals.

You represent and warrant that you (i) are not currently under consideration to be, and will notify Sage immediately if you become, excluded or debarred by the FDA in any capacity; (ii) are not suspended or otherwise ineligible to participate in federal healthcare programs or in federal procurement or non-procurement programs by the Office of Inspector General (“OIG”) or the General Services Administration (“GSA”); (iii) if applicable, have a valid state medical license; and (iv) have not been subject to disciplinary action by any healthcare licensing authority. In the event that Sage becomes aware that exclusion, debarment, suspension, or other declaration of ineligibility has been brought or threatened against you, Sage shall have the right to terminate this Agreement and any outstanding Statement of Work immediately.

You acknowledge that Sage may be required to publicly disclose, either directly or through an applicable government agency, information relating to the Services hereunder including, without limitation, the existence and nature of your relationship with Sage, your name, address, contact details, professional identification number and any fees, expenses and other transfers of value provided to you. You agree to provide Sage with any information requested to allow for timely, accurate, and complete reporting.

7. Compliance with Obligations to Third Parties. You represent and warrant to Sage that the terms of this Agreement and your performance of Services do not and will not conflict with any of your obligations to any third parties, and that, if required, you have disclosed or will disclose this Agreement, and have obtained or will obtain approval, prior to beginning the Services.

You represent that you have not brought and will not bring with you to Sage or use in the performance of Services any equipment, confidential information or trade secrets of any third party which are not generally available to the public, unless you have obtained written authorization for their possession and use in the performance of Services.

8. Work Product. You hereby transfer and assign and to the extent cannot presently assign, shall assign, to Sage and/or its designee all ownership and right, title and interest in Work Product. “Work Product” means work product, results, reports, original works of authorship, developments, improvements, ideas, know-how, techniques, methods, processes, research, or documents, whether or not having patent, copyright, trade secret, mask work or any other statutory right associated therewith, that is created or generated in connection with the performance of the Services, and which you may solely or jointly with others conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, in the course of the performance of Services. You agree not to make any substantial use of any space, facilities, materials or other resources of any institution or entity of which you are an employee or consultant during the performance of your Services under this Agreement. You shall promptly make full written disclosure of Work Product to Sage and will hold Work Product in trust for the sole right and benefit of Sage. You shall keep and maintain adequate and current written records of all Work Product, and such records will be available to and remain the sole property of Sage at all times. Without limiting the foregoing, all original works of authorship which are made by you (solely or jointly with others) within the scope of this Agreement and which are protectable by copyright are “works made for hire”, as that term is defined in the United States Copyright Act. You warrant that you have and will have the right to transfer and assign to Sage ownership of all works of authorship as a result of their status as “works made for hire” by those individuals engaged by you to render Services for the purposes of the U.S. Copyright Act. You shall execute all documents, and take any and all actions needed, all without further consideration, in order to confirm Sage’s rights as outlined above. In the event that you should fail or refuse to execute such documents within a reasonable time, you appoint Sage as attorney to execute and deliver any such documents on your behalf.

9. Confidentiality & Non-Use. You shall hold all Confidential Information (as defined below) in confidence, shall exercise reasonable precautions to physically protect all Confidential Information, and shall not disclose any Confidential Information to any third party. You shall not use Confidential Information for any purpose except as may be necessary in the ordinary course of performing Services without the prior written consent of Sage. “Confidential Information” means (a) all Work Product, and (b) all confidential and proprietary data, trade secrets, business plans, and other information of a confidential or proprietary nature, belonging to Sage or its subsidiaries or third parties with whom Sage may have business dealings, disclosed or otherwise made available to you by Sage or on behalf of Sage in connection with the performance of Services hereunder. You may disclose Confidential Information to a governmental authority or by order of a court of competent jurisdiction only if required and provided that the disclosure is subject to all applicable governmental or judicial protection available for like material, reasonable advance notice is given to Sage, and you reasonably cooperate with Sage in obtaining such order.

You hereby acknowledge that Confidential Information may contain material, non-public information about Sage and hereby agree that you may not purchase or sell any securities of Sage while in possession of such information.

Upon the termination of this Agreement, or upon the written request by Sage, you shall promptly deliver to Sage all Confidential Information and all copies and embodiments thereof (including notes and abstracts) then in your custody, control or possession, except for those portions of the Confidential Information that constitutes analyses, compilations, studies or similar documents prepared by or on behalf of you, which shall be destroyed by you. You shall, at the written request of Sage, deliver within five (5) days after the termination of this Agreement or request by Sage, a written statement to Sage certifying to such actions.

You will ensure that any Confidential Information in electronic form that is received, accessed, processed, handled or stored by you is protected using policies, procedures, technologies and administrative, physical and technical safeguards that (a) are at least equal to then-current industry best practices for protection of similar information, and (b) prevent willful, accidental or unlawful (i) disruption of, (ii) damage to, (iii) interference with authorized access to or any other interference, (iv) destruction, loss, alteration of, or (v) unauthorized disclosure, use of, or access to such Confidential Information; and is backed up regularly but no less than once each week. Backups will be retained for a 90-day period or such longer period as is required for receiving Party to comply with its obligations under this Agreement. You will notify Sage, without undue delay, but in no event more than forty-eight (48) hours of becoming aware of any unauthorized access to or use or disclosure of the Confidential Information (a “Security Breach”) and will immediately commence all reasonable efforts to investigate and correct the causes and remediate the results thereof. You shall provide such notification of the Security Breach to Sage, by telephone at 888-710-1911 and by email to exceptionalit@sagerx.com with email copy to your primary business contact at Sage (with each email sent with request for a read receipt of such recipient). Promptly following your notification to Sage of a Security Breach, you will provide Sage with all assistance and information reasonably requested by Sage regarding the Security Breach and with Sage’s handling of the matter in accordance with applicable laws and regulations.

10. Sage Property. Consultant will be permitted to utilize the Company-owned MacBook, iPad, and associated power chords and peripheral equipment currently in Consultant’s possession during the Term of this Agreement. All documents, data, records, apparatus, equipment and other physical property furnished or made available to you in connection with this Agreement shall be and remain the sole property of Sage and shall be returned promptly to Sage when requested. In any event, you shall return and deliver all such property, including any copies thereof, upon termination or expiration of this Agreement, irrespective of the reason for such termination.

You agree that Sage, and anyone acting on behalf of Sage, may interview, photograph and record you and use, copy, publish, and/or distribute your name, likeness, voice, biographical data and statements in connection with the Services in any media now known or hereafter to become known for the purpose stated in any Statement of Work, including without limitation for use on its website, in press releases, brochures, offering documents, presentations, reports or other documents in printed or electronic form. Sage may modify and edit such information and may also use the information as often and for as long as necessary without payment of any consideration to you. Sage is not required to provide you the opportunity to review or approve such information or material prior to such use, unless specifically stated in the relevant Statement of Work.

11. Publication; Publicity. Work Product may not be published or referred to, in whole or in part, by you without the prior express written consent of Sage. You shall not use the name, logo, trade name, service mark, or trademark, or any simulation, abbreviation, or adaptation of same, or the name of Sage or its subsidiaries for publicity, promotion, or similar uses without Sage’s prior written consent.

12. Independent Contractor Relationship. Nothing contained in this Agreement shall be deemed to constitute you an employee of Sage, it being the intent of the parties to establish an independent contractor relationship, nor shall you have authority to bind Sage in any manner whatsoever by reason of this Agreement. You shall at all times while on Sage premises observe all security and safety policies of Sage. You shall bear sole responsibility for paying and reporting your own applicable federal and state income taxes, social security taxes, unemployment insurance, workers’ compensation, and health or disability insurance, retirement benefits, and other welfare or pension benefits, if any, and you shall indemnify and hold Sage harmless from and against any liability with respect thereto.

13. Conflict of Interest. You represent and warrant that you have no outstanding agreement or obligation (regardless of whether in written form) that is in conflict with any of the provisions of this Agreement, or that would preclude you from fully complying with the provisions hereof, and further certify that you will not enter into such conflicting agreement during the term of this Agreement. You will advise Sage at such time as any activity of either Sage or another business presents you with a conflict of interest or the appearance of a conflict of interest. You will take whatever action is requested by Sage to resolve any conflict or appearance of conflict which Sage finds to exist. You further represent and warrant that you have full power and authority to enter into this Agreement and perform the obligations hereunder.

14. Notices. Any notice given under this Agreement shall be deemed delivered when delivered by hand, by certified mail, or by air courier to the parties at their respective addresses set forth above or at such other address as either party may provide to the other in writing from time to time.

15. Assignment. The rights and obligations of the parties hereunder shall inure to the benefit of and be binding upon their respective successors and assigns. This Agreement may not be assigned by you, and your obligations under this Agreement may not be subcontracted or delegated by you, without the prior written consent of Sage. For clarity, this Agreement may be assigned by Sage with prompt notice of such assignment to you.

You acknowledge that Sage may not have adequate remedy at law in the event you breach the terms of this Agreement. In addition to any other rights it may have, Sage shall have the right to seek in any court of competent jurisdiction injunctive or other relief to restrain any breach or threatened breach of this Agreement.

16. Survival. Any termination of this Agreement shall be without prejudice to any obligation of either party that shall have accrued and then be owing prior to termination. Sections 6 through 17 of this Agreement shall survive any termination of this Agreement.

17. Prior Agreements; Governing Law; Severability; Amendment. This Agreement, including all Exhibits and Schedules hereto, embodies the entire understanding between the parties with respect to the subject matter of this Agreement and supersedes any prior or contemporaneous agreements with respect to the subject matter of this Agreement; provided, however, for the avoidance of doubt, that nothing herein supersedes the Separation Agreement to which this Agreement is attached or the Agreement Concerning Loyalty, Confidential Business Information, Inventions and Post-Employment Activity into which you entered in connection with your prior employment by the Company, which remain in full force and effect. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to any choice of law principle that would dictate the application of the law of another jurisdiction, and you submit to the jurisdiction and agree to the proper venue of all state and federal courts located within the Commonwealth of Massachusetts. In the event that any provision of this Agreement shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid or unenforceable provision had not been included in this Agreement. This Agreement may not be amended, and its terms may not be waived, except pursuant to a written amendment or waiver signed by both parties.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties enter into this Agreement as of the Effective Date.

ALBERT J. ROBICHAUD, PH.D. /s/ Albert J. Robichaud, Ph.D.___________ Name: Albert J. Robichaud, Ph.D.	SAGE THERAPEUTICS, INC. /s/ Erin Lanciani_____________________ Name: Erin Lanciani Address: 215 First Street Cambridge, MA 02142

EXHIBIT A

SAMPLE OF Statement of work TO MASTER CONSULTING AGREEMENT

EXHIBIT B

SAFETY INFORMATION REPORTING

EXHIBIT C

BUSINESS COURTESIES GUIDANCE

EXHIBIT D

EXPENSE REIMBURSEMENT FORM

Statement of work TO MASTER CONSULTING AGREEMENT

THIS STATEMENT OF WORK (“Statement of Work”) is by and between Sage Therapeutics, Inc. (“Sage”) and Albert J. Robichaud, Ph.D. (“you”), and upon execution will be incorporated into the Master Consulting Agreement between Sage and you dated September 15, 2023 (the “Agreement”). All terms and conditions of the Agreement will apply to this Statement of Work. In the event of any conflict, discrepancy, or inconsistency between the Agreement and Statement of Work, the terms of the Agreement shall control.

1.
Consulting Services:

Based on your experience, knowledge, and training we believe you would provide valuable input and advice to SAGE, and would like you to provide the following “Services” to Sage:

(a)
Advisory Board Services. Sage will engage you as an independent advisor, consultant, and participant in (i) the Sage Scientific Advisory Board and (ii) the Sage Medicinal Chemistry Advisory Board. In connection with your advisory board Services, you shall:

•
attend each applicable advisory board meeting virtually or in person, and be an active participant in providing advice and input to Sage on the topics discussed during the meetings;
•
participate pre-work and/or follow-up phone calls and discussions that are in scope for the applicable advisory board, including discussions related to programs and strategic direction of Sage platforms and technical and scientific discussions.

(b)
General Consulting Services. Sage will engage you as an independent advisor and consultant to provide general consulting Services to Sage related to discovery, research and development, intellectual property and business development, or other matters relating to the services performed by you during your previous employment with Sage. You will render such Services on a schedule to be determined by mutual arrangement between you and Mike Quirk, Ph.D., Chief Scientific Officer, to whom you will report (the “Sage Representative”). In addition, you will be available for a reasonable number of telephone and/or written consultations. Such Services may also include any follow-up or pre-work to any meetings as requested by Sage.
2.
Fee for Services:

Compensation Rate: Sage will pay to you, as applicable:

(i)
$375.00 per hour for advisory board services, including necessary preparation, as set forth in Section 1(a) above.
(ii)
$500.00 per hour for general consulting services, including necessary preparation, as set forth in Section 1(b) above.
(iii)
Any travel will be compensated at one-half the applicable hourly rate set forth above.

The total compensation due for the Services rendered pursuant to this Work Order shall not exceed USD $100,000.00 without the prior approval of the Sage Representative (email or in writing).

Expenses: Sage will reimburse you for any pre-approved actual expenses incurred by you in connection with the provision of Services and consistent with Sage’s Business Courtesies Guidance, attached to the Agreement as Exhibit C. Requests for reimbursement will be substantially in the form attached to the Agreement as Exhibit D and will accompany your invoices. In the event you are unable to attend a scheduled meeting or event necessary to the Services, including if cancelled by Sage, for which Sage has provided you with airline tickets, you must promptly return the airline tickets to Sage. In the case of returned airline tickets, you agree to assist Sage in any efforts to obtain any refund available for such tickets.

Invoices: No later than the one week after last day of each calendar month, you will invoice Sage for Services rendered and related expenses incurred during the preceding month. Invoices should reference this Agreement and should be submitted to Sage to the attention of: Accounts Payable at invoices@sagerx.com. Invoices will contain such detail as set forth in Exhibit D of the Agreement and will be payable in U.S. Dollars. Undisputed payments will be made by Sage within thirty (30) days after Sage’s receipt of your invoice and all supporting documentation.

3.
Term: The term of this Statement of Work shall commence as of September 15, 2023 and will continue for a period of one (1) year or until completion of the Services described herein, unless earlier terminated pursuant to the Agreement or extended as mutually agreed to by written amendment.

STATEMENT OF WORK ORDER AGREED TO AND ACCEPTED BY:

ALBERT J. ROBICHAUD, PH.D. SAGE THERAPEUTICS, INC.

/s/ Albert J. Robichaud, Ph.D. ______ /s/ Erin Lanciani_______________

Name: Albert J. Robichaud, Ph.D. Name: Erin Lanciani

Address: 215 First Street

Cambridge, MA 02142

Date: September 15, 2023 Date: September 15, 2023